Exhibit 10.23

February 1, 2026

Raffi Freeman

Letter of Employment via Electronic mail to [***]

VIA ELECTRONIC MAIL to

Re: Offer of Employment

Dear Raffi:

On behalf of Nth Cycle, Inc. (the “Company”) I am pleased to offer you employment in the position of Chief Financial Officer, subject to the terms and conditions below.

This letter outlines the terms of your employment relationship with the Company. In addition, and as an express material condition of employment, you must review, sign, and return to me the attached Proprietary Rights, Non-Disclosure, Developments, and Non-Solicitation Agreement (the “Proprietary Rights Agreement”). The Proprietary Rights Agreement contains very important terms and is a critical part of this offer of employment.

In this position, you will report to Dr. Megan O’Connor, CEO and Co-Founder. This position is a full-time regular position, and your anticipated start date will be Feb 1st, 2026 (the “Start Date”). Your principal place of work being in Burlington, MA or such other location as the Company may direct based on need or business requirements.

1. Compensation. You will be classified as an exempt employee and will be expected to work a standard five-day, forty-hour per week schedule, plus any additional hours necessary for the successful performance of your job duties and responsibilities. During your employment, you will be paid a base salary at the annual rate of $240,000. Your compensation will be paid in regular installments in accordance with the Company’s standard payroll process and is subject to applicable tax and other withholdings. As an exempt employee, you will not be eligible for any overtime pay. The Company may periodically adjust your salary at its sole discretion in accordance with the policies, procedures, and practices of the Company as they may exist from time to time.

a.
Bonus. Following a fundraise equal to $40,000,000 USD or more, you will be eligible to receive a discretionary performance bonus of up to $75,000, subject to the approval of the Company's Board of Directors (the "Board"). You must be an active employee of the Company on the date any bonus is distributed to be eligible for and earn any bonus award.

2. Stock Options. Subject to the terms and conditions of the Company's 2024 Stock Incentive Plan (the "Plan"), a separate option agreement and the approval of the Board, the Company may grant to you an incentive stock option to purchase 180,480 shares of the Company's Common Stock, $0.0001 par value per share ("Common Stock), at a price per share equal to the fair market value at the time of approval by the Board (the “Time-Based Option”). The Time-Based Option is expected to become exercisable for 1/24th of the maximum number of shares granted at the end of each one month period following the Start Date, so that the option shall be fully vested on the second anniversary of the Start Date, with vesting to cease as provided in the Plan and the applicable option agreement. The Time-Based Option is expected to be subject to single-trigger acceleration in full immediately prior to the consummation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly-traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”), immediately following the consummation of which the shares of common stock of the SPAC is listed on the Nasdaq Stock Market or the New York Stock Exchange (such event, a “SPAC Transaction”). Subject to the terms and conditions of the Plan, a separate option agreement and the approval of the Board, the Company may grant to you an additional incentive stock option to purchase 192,365 shares of Common Stock, at a price per share equal to the fair market value at the time of approval by the Board, which option is expected to become exercisable in full immediately prior to the consummation of a SPAC Transaction and otherwise shall not vest in any part (the “SPAC Option”); provided, however, that if a SPAC Transaction is not consummated within two years of the Start Date, the SPAC Option shall expire and be of no further force or effect. Vesting of the SPAC Option shall also cease as provided in the Plan and the applicable option agreement.

3. Benefits. You have the option to participate in the benefit programs that the Company makes available to its employees, if you are eligible under (and subject to all provisions of) the plan documents that govern those programs. The Company currently offers medical, dental, vision and additional insurance coverage. These benefits are subject to change at any time in the Company’s sole discretion.

4. Paid Time Off. Nth Cycle currently maintains an unlimited paid time off (“PTO”) policy. You can take PTO at such times that are approved in advance by the Company, subject to the terms of the Company’s policy. You will also be eligible for paid company holidays, dates to be determined annually by the CEO.

5. Obligations. As a condition of your employment with the Company, you agree to execute the Proprietary Rights Agreement. You further agree that at all times during your employment (and afterwards applicable) you will be bound by, and will fully comply with, the Proprietary Rights Agreement. This offer letter is also contingent upon the successful completion of any background or reference checks desired by the Company. For purposes of federal immigration law, you will be required to complete a Form I-9 and provide to the Company documentary evidence of your identity and eligibility for employment in the United States as provided in the instruction to the Form I-9. Such documentation must be provided to us within three (3) business days following the start of your employment, or our employment relationship with you may be terminated.

6. No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

7. Company Policies. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Violations of such policies may lead to immediate termination of your employment. Further, the Company's premises, including all documents and other tangible materials therein, and all information technology resources of the Company (including computers, electronic files, and all internet use and email), are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, documents, materials, information, or technology resources.

8. At-Will Employment; Entire Agreement. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefits beyond the end of your employment with the Company. This letter supersedes all prior understandings and agreements, whether written or oral, relating to the terms of your employment.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below and return it to me, along with a signed copy of the Proprietary Rights Agreement, by April 10, 2026.

Sincerely,

/s/ Megan O’Connor
Megan O’Connor, Ph.D.
CEO and Co-Founder

Encl.

The foregoing correctly sets forth the terms of Company’s offer of at-will employment with Nth Cycle, Inc. I am not relying on any representations other than those set forth above.

/s/ Raffi Freeman	April 8, 2026
Name	Date

February 1, 2026
My anticipated start date will be: